Exhibit 99.1

                   Badger Meter Reports First Quarter Results

     MILWAUKEE--(BUSINESS WIRE)--April 18, 2007--Badger Meter, Inc. (AMEX: BMI) today reported results for the first quarter ended March 31, 2007.

     First Quarter Highlights

     -- Net sales from continuing operations were $52,663,000 for the first quarter of 2007, a 9.2% decrease from sales of $58,000,000 for the same period in 2006.

     -- Earnings from continuing operations were $2,469,000 or $0.17 per diluted share for the first quarter of 2007, a 52.8% decrease from earnings from continuing operations of $5,232,000 or $0.37 per diluted share for the first quarter of 2006. Earnings from continuing operations exclude the results of the company's French subsidiary, which has been classified as a discontinued operation in accordance with current accounting standards.

     -- Net earnings were $2,572,000 for the first quarter of 2007, a 39.2% decrease from net earnings of $4,231,000 for the same period in the prior year.

     -- Diluted earnings per share were $0.18 for the first quarter of 2007, a 40.0% decrease from diluted earnings per share of $0.30 for the first quarter of 2006.

     "We are disappointed by the slow start to the year. First quarter sales were affected by a combination of factors including the timing of orders for the year and longer selling cycles as utilities take more time to evaluate various automatic meter reading (AMR) technologies prior to selecting a system. In addition, sales in last year's first quarter were the highest of any first quarter in our history, providing a difficult comparison," said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

     Meeusen said the decrease in earnings compared to the 2006 comparable quarter was due to the lower sales and significant increases in copper prices between the quarters. "We were encouraged that copper prices had begun to decline from record levels in 2006, but they edged back up in the first quarter, and are continuing to climb so far in the second quarter. Copper is a primary component of our water meters and as a result, the increases have a significant impact on our margins. Copper prices are presently approaching last year's high. If this continues, we may consider additional price increases," Meeusen said.

     He noted that the company is moving forward with liquidating the remaining assets of its French subsidiary, which was discontinued as of December 31, 2006. "We continue to expect the final cumulative charges for the shutdown to be within our previously disclosed range of $6 to $8 million, of which $5.4 million has been recognized already," Meeusen said.

     "In spite of the lower first-quarter earnings, we continued to invest in new products and product development to drive our future growth. An excellent example of our commitment to technology is our successful Orion(R) proprietary radio frequency AMR system. Orion continues to be our flagship product for the utility residential market due to its unique ability to interface with a variety of AMR technologies and networks," said Meeusen.

     "The nature of our business is that we tend to experience up and down quarters, depending on industry and market trends, as well as areas outside of our control such as the current situation with copper prices. However, we manage for the long term and believe our underlying fundamentals are strong. We remain optimistic about our position in the industry and our ability to increase both revenues and earnings over the long term," Meeusen added.

     About Badger Meter

     Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading automatic meter reading technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

     Certain statements contained in this news release, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

     -- the continued shift in the Company's business from lower cost, local read meters toward more expensive, value-added automatic meter reading
          (AMR) systems;

     -- the success or failure of newer Company products, including the Orion(R) radio frequency AMR system, the absolute digital encoder (ADE(TM)) and the Galaxy(R) fixed network AMR system;

     -- changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;

     --   the actions (or lack thereof) of the Company's competitors;

     -- changes in the Company's relationships with its alliance partners, primarily its alliance partners that provide AMR connectivity solutions, and particularly those that sell products that do or may compete with the Company's products;

     -- changes in the general health of the United States and foreign economies, including housing starts in the United States and overall industrial activity;

     -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level and resin as a result of increases in petroleum and natural gas prices;

     -- the ability of the Company to maximize the value of the remaining assets in its discontinued French operations;

     -- changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;

     --   the loss of certain single-source suppliers; and

     -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

     All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

     Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.


                          BADGER METER, INC.

           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                             (Unaudited)

                     Three Months Ended March 31,

                                                2007         2006
                                             ------------ ------------

Net sales                                    $52,663,000  $58,000,000

Gross margin                                 $16,255,000  $21,048,000

Earnings from continuing operations before
 income taxes                                 $3,918,000   $8,298,000

Provision for income taxes                    $1,449,000   $3,066,000

Earnings from continuing operations           $2,469,000   $5,232,000

Earnings (loss) from discontinued operations    $103,000  ($1,001,000)

    Net earnings                              $2,572,000   $4,231,000

Earnings (loss) per share:
  Basic from continuing operations                 $0.17        $0.38
  Basic from discontinued operations               $0.01       ($0.07)
                                             ------------ ------------
  Total basic                                      $0.18        $0.31

  Diluted from continuing operations               $0.17        $0.37
  Diluted from discontinued operations             $0.01       ($0.07)
                                             ------------ ------------
  Total diluted                                    $0.18        $0.30

Shares used in computation of:
  Basic                                       14,057,135   13,690,328
  Diluted                                     14,540,086   14,302,557


                          BADGER METER, INC.

                CONSOLIDATED CONDENSED BALANCE SHEETS

                                           March 31,     December 31,
                 Assets                      2007           2006
---------------------------------------- -------------- --------------
                                          (unaudited)
Cash                                        $1,778,000     $3,002,000
Receivables                                 31,321,000     29,276,000
Inventories                                 34,142,000     33,290,000
Other current assets                         7,574,000      6,916,000
Assets of discontinued operations            6,663,000      6,875,000

                                         -------------- --------------
    Total current assets                    81,478,000     79,359,000

Net property, plant and equipment           46,779,000     44,709,000
Other long-term assets                       8,361,000      8,357,000
Goodwill                                     6,958,000      6,958,000

                                         -------------- --------------
    Total assets                          $143,576,000   $139,383,000
                                         ============== ==============

  Liabilities and Shareholders' Equity
----------------------------------------


Short-term debt and current portion
 long-term debt                            $12,794,000    $17,037,000
Payables                                    12,853,000     10,597,000
Accrued compensation and employee
 benefits                                    5,596,000      6,181,000
Other liabilities                            9,831,000      3,575,000
Liabilities of discontinued operations       7,018,000      8,321,000

                                         -------------- --------------
  Total current liabilities                 48,092,000     45,711,000

Deferred income taxes                          201,000        199,000
Long-term employee benefits and other       15,784,000     15,726,000
Long-term debt                               5,364,000      5,928,000
Shareholders' equity                        74,135,000     71,819,000

                                         -------------- --------------
  Total liabilities and shareholders'
   equity                                 $143,576,000   $139,383,000
                                         ============== ==============


     CONTACT: Badger Meter, Inc.
              Joan C. Zimmer, (414) 371-5702